Exhibit 10.4

EXECUTION COPY

FOURTH AMENDMENT AND CANADIAN FORBEARANCE AGREEMENT

FOURTH AMENDMENT AND CANADIAN FORBEARANCE AGREEMENT, dated as of October 8, 2009 (together with all schedules hereto, this “Agreement”), among ACCURIDE CORPORATION, a Delaware corporation (the “U.S. Borrower”), ACCURIDE CANADA INC., a corporation organized and existing under the law of the Province of Ontario (the “Canadian Borrower”, and, together with the U.S. Borrower, the “Borrowers”), the Subsidiary Guarantors (defined below, and together with the Borrowers, the “Loan Parties”) and the Specified Senior Lenders (as defined below) relating to the Senior Prepetition Credit Agreement (as defined below).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Prepetition Loan Documents (defined below).

W I T N E S S E T H :

(A)          WHEREAS, the U.S. Borrower, the Canadian Borrower and the Subsidiary Guarantors party thereto (the “Subsidiary Guarantors”), the banks, financial institutions and other institutional lenders party from time to time thereto (collectively, the “Lenders”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) have entered into (i) that certain Fourth Amended and Restated Credit Agreement dated as of January 31, 2005 (as heretofore amended, supplemented or otherwise modified, the “Senior Prepetition Credit Agreement”) and (ii) each other “Loan Document” (as defined in the Senior Prepetition Credit Agreement), (collectively with the Senior Prepetition Credit Agreement, the “Prepetition Loan Documents”)

(B)           WHEREAS, pursuant to the Senior Prepetition Credit Agreement, the Lenders have made certain loans to the Borrowers;

(C)           WHEREAS, as a result of the then likely occurrence of certain Events of Default under the Senior Prepetition Credit Agreement, Citicorp USA, Inc., as Administrative Agent at such time, and the Lenders entered into that certain Temporary Waiver Agreement (the “First Temporary Waiver Agreement”), dated as of July 1, 2009, whereby the Lenders agreed to temporarily waive the Scheduled Defaults until the Temporary Waiver Termination Date as so defined therein (hereinafter defined as the “First Temporary Waiver Termination Date”);

(D)          WHEREAS, as a result of the occurrence and/or continuation of certain Events of Default after the First Temporary Waiver Termination Date under the Senior Prepetition Credit Agreement, the Administrative Agent and the Lenders entered into that certain Second Temporary Waiver Agreement  (the “Second Temporary Wavier Agreement”), dated as of August 14, 2009, whereby the Lenders agreed to extend the temporary waiver of the Scheduled Defaults and temporarily waive the Additional Default until the Second Temporary Waiver Termination Date as so defined therein (hereinafter defined as the “Second Temporary Waiver Termination Date”);

(E)           WHEREAS, as a result of the occurrence and/or continuation of certain Events of Default after the Second Temporary Waiver Termination Date under the Senior Prepetition Credit Agreement, the Administrative Agent and the Lenders entered into that certain

Third Temporary Waiver Agreement  (the “Third Temporary Wavier Agreement”), dated as of September 15, 2009, whereby the Lenders agreed to extend the temporary waiver of the Scheduled Defaults and the Additional Default and temporarily waive the Technical Default until the Third Temporary Waiver Termination Date as so defined therein (hereinafter defined as the “Third Temporary Waiver Termination Date”);

(F)           WHEREAS, as a result of the occurrence and/or continuation of certain Events of Default after the Third Temporary Waiver Termination Date under the Senior Prepetition Credit Agreement, the Administrative Agent and the Lenders entered into that certain Fourth Temporary Waiver Agreement  (the “Fourth Temporary Wavier Agreement”), dated as of September 30, 2009, whereby the Lenders agreed to extend the temporary waiver of the Scheduled Defaults, the Additional Default and the Technical Default until October 5, 2009 (the “Fourth Temporary Waiver Termination Date”);

(G)           WHEREAS, as a result of the occurrence and/or continuation of certain Events of Default after the Fourth Temporary Waiver Termination Date under the Senior Prepetition Credit Agreement, the Administrative Agent and the Lenders entered into that certain Fifth Temporary Waiver Agreement  (the “Fifth Temporary Wavier Agreement”), dated as of October 5, 2009, whereby the Lenders agreed to extend the temporary waiver of the Scheduled Defaults, the Additional Default and the Technical Default until 9:00 a.m. (eastern standard time) on October 8, 2009 (the “Fifth Temporary Waiver Termination Date”);

(H)          WHEREAS, the Administrative Agent and the Lenders will, if the Scheduled Defaults, the Additional Default or the Technical Default occur(s) and remain(s) continuing as a result of the Fifth Temporary Waiver Termination Date occurring, be entitled to exercise all of their rights and remedies under the Senior Prepetition Credit Agreement, the other Prepetition Loan Documents, applicable law and in equity (such rights, remedies and actions, collectively, “Enforcement Actions”), including without limitation, to declare to be immediately due and payable the outstanding principal of the Advances, all accrued interest thereon and all fees and other obligations owing to the Administrative Agent and the Lenders under the Senior Prepetition Credit Agreement and the other Prepetition Loan Documents;

(I)            WHEREAS, each of the Loan Parties (other than the Canadian Borrower) and certain of their respective subsidiaries and affiliates expect to file as debtors-in-possession (in such capacity, the “Debtors”) under Chapter 11 of the United States Bankruptcy Code (collectively the “Bankruptcy Filings”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

(J)            WHEREAS, the Loan Parties have notified the Specified Senior Lenders that unless a forbearance is provided (and without prejudice to the rights and remedies of the Administrative Agent and the Lenders under the Senior Prepetition Credit Agreement, the other Prepetition Loan Documents, applicable law and in equity), the Canadian Borrower would be required to commence with the applicable Canadian court, voluntary proceedings (in such capacity, an “Additional Debtor”) under the Companies’ Creditor Arrangement Act (Canada) in an applicable court of competent jurisdiction in Canada due to Events of Default under the Prepetition Loan Documents resulting from the Bankruptcy Filings;

(K)          WHEREAS, the Canadian Borrower does not intend to become an Additional Debtor and is not and shall not be a debtor-in-possession in the Bankruptcy Filings;

(L)           WHEREAS, that certain Senior Secured Superpriority Debtor-In-Possession Credit Agreement is expected to be entered into in connection with the Bankruptcy Filings (as amended, supplemented or otherwise modified from time to time, including any substitution, replacement, refinancing, renewal or extension thereof, the “DIP Credit Agreement”) by the U.S. Borrower as borrower and the Subsidiary Guarantors as guarantors, Deutsche Bank Trust Company Americas, as DIP administrative agent and DIP collateral agent, Deutsche Bank Trust Company Americas, as DIP issuing bank and DIP swingline bank, Deutsche Bank Securities Inc. as lead arranger, General Electric Capital Corporation as syndication agent, and the DIP lenders from time to time party thereto;

(M)         WHEREAS, the Loan Parties have notified the Lenders that the Specified Events of Defaults have occurred and are existing on the date hereof;

(N)          WHEREAS, notwithstanding the Specified Events of Default, the Loan Parties have requested, and those certain Senior Lenders under the Senior Prepetition Credit Agreement party to this Agreement, including by way of joinder hereto (collectively, together with their respective successors and assigns, the “Specified Senior Lenders”) are willing, through the Forbearance Termination Date (as defined below) with respect to each Specified Senior Lender, to forbear in the enforcement of their remedies set forth in the Prepetition Loan Documents available to it at law or in equity, such forbearance to occur to the extent, and strictly on the terms and conditions, set forth herein.

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Loan Parties and the Specified Senior Lenders hereby agree as follows:

ARTICLE I

Definitions; Acknowledgments

Section 1.1.  Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Canadian Borrower Forbearance Condition” means, on any date, a condition that will be satisfied if the Canadian Borrower has complied with each of the following covenants set forth in the Senior Prepetition Credit Agreement (as modified below), with such provisions to be interpreted as if the Canadian Borrower is the only “Borrower” and the only “Restricted Subsidiary” thereunder:

(a)       Liens, Etc.  The covenants set forth in 5.02(a); provided no Liens in excess of $500,000 may be created, incurred, assumed or suffered to exist after the Effective Date under Section 5.2(a)(x).

(b)       Debt – The covenants set forth in Section 5.02(b); provided that (x) no other Subordinated Debt may be incurred after the Effective Date under Section 5.02(b)(i)(A), (y) no Debt other than unsecured Debt may be incurred after the Effective Date under Section 5.02(b)(iii)(I) and (z) the following U.S. Dollar values shall be adjusted with respect to any Debt to be incurred after the Effective Date:

i.              in Section 5.02(b)(iii)(B), $25,000,000 shall be reduced to $500,000;

ii.         in Section 5.02(b)(iii)(D), $50,000,000 shall be reduced to $0; and

iii.        in Section 5.02(b)(iii)(I), $125,000,000 shall be reduced to $500,000.

(c)       Asset Sales – The covenants set forth in Section 5.02(d); provided that no asset sales may be made after the Effective Date other than pursuant to Section 5.02(d)(i).

(d)       Investments – The covenants set forth in Section 5.02(e); provided that (x) no investment(s) shall be made pursuant to Section 5.02(e)(ii) in the aggregate in excess of $250,000 after the Effective Date, (y) no investment shall be made after the Effective Date pursuant to Section 5.02(e)(viii) and (z) no investment(s) shall be made pursuant to Section 5.02(e)(xiii) in the aggregate in excess of $500,000 after the Effective Date.

(e)       Prepayments, Etc., of Debt – The covenants set forth in Section 5.02(g); provided that no payment, redemption, purchase, defeasance or other satisfaction of any Subordinated Debt may be made after the Effective Date pursuant to Section 5.02(g)(i).

(f)        Capital Expenditures – The covenants set forth in Section 5.02(j); provided that in Section 5.02(j), the U.S. Dollar value $50,000,000 shall be reduced to $2,500,000 for the period commencing from and after the Effective Date.

“Default Interest” means interest accruing pursuant to, and in accordance with, Section 2.07(b) of the Senior Prepetition Credit Agreement.

“Forbearance Period” means the period from the Effective Date to, but excluding, the Forbearance Termination Date.

“Milestone Termination Date” means (a) at any time while the DIP Credit Agreement is in effect and the definition of “Milestone Termination Date” is set forth therein, the definition of “Milestone Termination Date” set forth in the DIP Credit Agreement and (b) at any time while the DIP Credit Agreement is not in effect or the definition of “Milestone Termination Date” is not set forth therein, Wednesday, October 14, 2009.

“Perfected Account” means collectively: (a) the accounts set forth in that certain letter agreement dated as of  August 14, 2009 (as amended or modified from time to time) among Canadian Borrower, Administrative Agent and Fifth Third Bank; and (b) all other “Account Collateral” (as defined in that certain Security Agreement dated as of July 27, 2001 (as amended, modified and supplemented from time to time) between Canadian Borrower and Administrative Agent (as successor agent to Citicorp USA, Inc.), herein the “Canadian Security Agreement”)

pursuant to which Administrative Agent has a perfected lien in accordance with the terms of the Canadian Security Agreement.

“Petition Filing Date” means the date upon which the U.S. Borrower’s Bankruptcy Filing is made by the filing of a voluntary petition or the voluntary conversion of an involuntary bankruptcy petition.

“Senior Subordinated Notes Forbearance” means that certain Second Forbearance Agreement, dated as of September 30, 2009, among certain holders of the Senior Subordinated Notes, the U.S. Borrower, certain guarantors of the Senior Subordinated Notes and The Bank of New York Mellon Trust Company (f/k/a The Bank of New York Trust Company, N.A.), as trustee.

“Specified Events of Default” means, collectively, the Scheduled Defaults, the Additional Default, the Technical Default and the Defaults and Events of Default under the Specified Sections (as defined below) of the Senior Prepetition Credit Agreement, which have occurred or may in the future occur as a result of:

(i)            the Bankruptcy Filings (including failure to pay principal, interest and other obligations existing as of the date of the Bankruptcy Filing as a result of the the acceleration of such obligations under Section 7.01 of the Senior Prepetition Credit Agreement),

(ii)           the execution, delivery, filing, performance (including utilization of the cash management system and granting liens required thereunder) and compliance with terms of the DIP Credit Agreement and each “Loan Document” (as defined in the DIP Credit Agreement) and the various instruments, documents and agreements entered into or to be entered into in connection therewith (together, the “DIP Loan Documents”) and the Orders (as defined in the DIP Credit Agreement, (the “Orders”) and together with the DIP Loan Documents, the “DIP Documents”) by the Debtors, and

(iii)          any cross-default under Section 7.01(e) of the Senior Prepetition Credit Agreement as a result of a default under any Debt.

“Specified Sections” means for any Event of Default or Default arising in connection with clauses (i) and (ii) under the definition of “Specified Events of Default”,

(A)          With respect to any action or inaction of the Canadian Borrower:

(i)            Section 7.01(a),

(ii)           7.01(c) (arising under Section 5.03(a) for failure to give notice of any Specified Event of Default or Section 5.04), and

(iii)          7.01(f); and

(B)           With respect to any action or inaction of any other Loan Party, other than the Canadian Borrower:

(i)            Section 7.01(a),

(ii)           7.01(c) (arising under Section 5.02(a), (b) or (k), Section 5.03(a) for failure to give notice of any Specified Event of Default or Section 5.04),

(iii)          Section 7.01(d) (arising under Sections 5.01(b), Section 5.01(l), 5.03(c), 5.03(d), 5.03(e), any of the provisions of the Guarantee and Collateral Agreement and any other provisions of the other Loan Documents executed by the Debtors, which are superseded by or otherwise contravene, violate or cannot be complied with as a result of clauses (i) and (ii) in the definition of Specified Events of Default),

(iv)          Section 7.01(e),

(v)           Section 7.01(f),

(vi)          Section 7.01(i) and

(vii)         Section 7.01(k).

Section 1.2.  Outstanding Indebtedness.  Each Loan Party under the Prepetition Loan Documents, acknowledges and agrees that (a) as of 5:00 pm New York time on the date hereof, the Obligations include, without limitation, the amounts set forth on Schedule 1(1) attached hereto on account of the outstanding unpaid amount of principal of, accrued and unpaid interest on, and fees and commissions related to, the Advances and on account of the aggregate face amount of the Letters of Credit issued by the Issuing Bank and for fees and expenses (including any attorneys’, accountants’, appraisers’ and financial advisors’ fees that are chargeable or reimbursable under the Prepetition Loan Documents), charges and other obligations incurred in connection therewith as provided in the Prepetition Loan Documents (collectively, the “Outstanding Indebtedness”) and (b) such Loan Party is truly and justly indebted to the Lenders and the Administrative Agent for, or (except in the case of the Canadian Borrower) has provided a guaranty for the benefit of the Lenders and the Administrative Agent with respect to, such Outstanding Indebtedness without defense, counterclaim or offset of any kind, and such Loan Party ratifies and reaffirms the validity, enforceability and binding nature of the Obligations and such Outstanding Indebtedness.  The foregoing amounts do not include other fees, expenses and other amounts which are chargeable or otherwise reimbursable under the Prepetition Loan Documents.  None of the Loan Parties has any rights of offset, defenses, claims or counterclaims with respect to any of the Obligations and each of the Loan Parties (other than the Canadian Borrower) are jointly and severally obligated with respect thereto, in each case in accordance with the terms of the applicable Prepetition Loan Documents.  Each Loan Party (including the Canadian Borrower) agrees and acknowledges that Default Interest shall accrue at all times while the Specified Events of Default are continuing, including while this Agreement is in effect.

Section 1.3.  Collateral.  Each Loan Party ratifies and reaffirms the validity and enforceability (without defense, counterclaim or offset of any kind) of the Liens granted to secure any of the Obligations and Outstanding Indebtedness by such Loan Party to the

(1) SCHEDULE TO BE DISTRIBUTED BY DEUTSCHE BANK.

Administrative Agent, for the benefit of the Lenders, pursuant to the Collateral Documents to which such Loan Party is a party.  Each Loan Party acknowledges and agrees that all such Liens granted by such Loan Party shall continue to secure the Obligations and the Outstanding Indebtedness from and after the date of this Agreement.  Each Loan Party hereby represents and warrants to the Administrative Agent and the Lenders that, pursuant to the Collateral Documents to which such Loan Party is a party, the Obligations and the Outstanding Indebtedness are secured by Liens on all of such Loan Party’s assets to the extent required by the Collateral Documents.

Section 1.4.  Termination of Commitments.  Each Loan Party acknowledges and agrees that the Specified Events of Default have occurred, certain are continuing and certain may occur in the future.  As a consequence, the Specified Senior Lenders have instructed the Administrative Agent to terminate the Commitments of the Lenders in their entirety, effective as of the Petition Filing Date.

Section 1.5.  Payments Assumed To Be Due.  Notwithstanding that the Lenders have not previously exercised their rights to accelerate obligations, for purposes of determining the rights and claims of the Lenders in the cases commenced by the Bankruptcy Filings, the obligations of the Debtors under the Prepetition Loan Documents, whether fixed or contingent, shall be deemed, without the necessity of any further action or notice, due and payable in full.

Section 1.6.  Events of Default.  Each Loan Party (a) acknowledges and agrees that the Scheduled Defaults, the Additional Default and the Technical Default have occurred and are continuing and are in full force and effect, (ii) acknowledges and agrees that the Specified Events of Default have occurred (it being understood that the Technical Default has been cured) and may or will occur from and after the Petition Filing Date and (iii) represents and warrants to the Administrative Agent and the Lenders that no Default or Event of Default (other than the Specified Events of Default) has occurred and continues to exist as of the Effective Date (as defined below) and (b) absent the agreement of the Lenders to enter into the forbearances as provided in this Agreement, the Administrative Agent and the Lenders would be entitled, during the continuance of such Specified Events of Default, at any time to take any and all Enforcement Actions.

ARTICLE II

Forbearance; Reservation of Rights

Section 2.1.  Forbearance.  Subject to the terms and conditions set forth herein, including, without limitation, Sections 1.4, 1.5 and 1.6, each of the Specified Senior Lenders hereby agrees on its behalf and on behalf of its successors and assigns that, prior to the Forbearance Termination Date with respect to such Specified Senior Lender, it shall not exercise or instruct the exercise of, and hereby instructs the Administrative Agent not to exercise, any of the following remedies:

(a)           Exercise of foreclosure or similar remedies (including, without limitation, any rights of a secured creditor under the PPSA, BIA or UCC) in respect of collateral of the Canadian Borrower, to the extent securing obligations of the Canadian Borrower under the Prepetition Loan Documents; and/or

(b)           Exercise of any other remedy under the Prepetition Loan Documents against the Canadian Borrower occurring solely by reason of the occurrence of a Specified Event of Default,

provided, however, that none of the foregoing shall restrict any Specified Senior Lender party to a Bank Hedge Agreement with any Debtor from designating an Early Termination Date (as defined in such Bank Hedge Agreement) as a result of any of the Specified Events of Default.

Section 2.2.  Reservation of Rights.  Subject to the terms and conditions set forth herein and except as specifically contemplated by Section 2.1, each of the Specified Senior Lenders hereby reserves all of its rights, remedies, powers and privileges under the Senior Prepetition Credit Agreement, the other Prepetition Loan Documents, any applicable law and equity and does not waive, or agree to forbear from exercising any remedies with respect to,  any Default or Event of Default which may currently or hereafter exist that is not a Specified Event of Default.  This Section 2.2 shall survive the Forbearance Termination Date with respect to each Specified Senior Lender until the termination of the Prepetition Loan Documents and the indefeasible payment in full in cash of all obligations of the Loan Parties under or in respect of the Senior Prepetition Credit Agreement and the other Prepetition Loan Documents and all other amounts owing thereunder.

ARTICLE III

Conditions Precedent to Effectiveness of
Fourth Amendment and Canadian Forbearance Agreement

Section 3.1.  This Agreement shall become effective as of the date (the “Effective Date”) on which all of the following conditions have first been satisfied or waived:

(a)           Execution and Delivery.  The U.S. Borrower, the Canadian Borrower and each other Loan Party and each of the Specified Senior Lenders listed on Schedule I shall have duly executed counterparts of this Agreement (whether the same or different counterparts) and shall have delivered (including by way of facsimile or other electronic (i.e., “pdf”) transmission) the same to White & Case LLP, 1155 Avenue of the Americas, New York, NY 10036, Attention: Po Saidi (facsimile number: 212-354-8113 / e-mail address: psaidi@whitecase.com).

(b)           No Default.  After giving effect to this Agreement, there shall be no Default or Event of Default (other than the Specified Events of Default).

(c)           Fees and Expenses.  The Administrative Agent shall have received all invoiced fees and accrued expenses of the Administrative Agent and the ad-hoc steering committee comprised of certain Lenders identified to the U.S. Borrower (the “Steering Committee”) required to be paid by the Borrowers, including, without limitation, the reasonable fees and expenses of one principal legal counsel and one local counsel for each of Canada and Delaware to the Administrative Agent and the Steering Committee

and the reasonable fees and expenses of any financial adviser appointed and retained under Section 6.1 (Financial Advisor).

Section 3.2.  This Agreement shall become effective as to each other Lender that becomes a party hereto, upon delivery to the Company of a joinder in the form of Annex I hereto.

ARTICLE IV

Forbearance Termination Events

Section 4.1.  The agreement of the Specified Senior Lenders to forbear from exercising certain remedies against the Canadian Borrower pursuant to this Agreement shall immediately terminate upon the election of a majority in interest of the Specified Senior Lenders and be of no further force and effect immediately after such election at any time after the occurrence of any of the following (the date of such election by the Specified Senior Lenders, the “Forbearance Termination Date”):

(a)           the occurrence of the “Termination Date” as defined in the DIP Credit Agreement;

(b)           the occurrence and the continuation of an “Event of Default” as defined in the DIP Credit Agreement;

(c)           the occurrence and continuation of an Event of Default other than a Specified Event of Default;

(d)           the Administrative Agent’s receipt from the U.S. Borrower of a Senior Subordinated Notes Payment Notice or the making of any payment (including a Senior Subordinated Note Interest Payment) on any Subordinated Debt by any Loan Party;

(e)           any Loan Party shall make any payment to or for the benefit of the trustee, agent or any of the holders of the Senior Subordinated Notes under the Subordinated Notes Indenture or any other Subordinated Debt under any other Subordinated Debt Document in the form of a consent fee, waiver fee or forbearance fee, or otherwise (other than (x) fees and expenses payable to legal and financial advisors which a Loan Party is contractually obligated to reimburse as of the Effective Date and (y) trustee and similar fees and expenses payable to the trustee under the Subordinated Notes Indenture and any other Subordinated Debt Document (in its capacity as such) in accordance with the terms of thereof), without the express written consent of the Majority Lenders;

(f)            the failure to comply with the Canadian Borrower Forbearance Condition;

(g)           the Milestone Termination Date;

(h)           any filing or action by the Debtors in the Debtors’ bankruptcy cases, or the second Business Day following any decision by the Bankruptcy Court, in each case that is materially adverse to the interests of the Specified Senior Lenders other than as explicitly set forth in the Restructuring Support Lockup Agreements, as defined in the DIP Credit Agreement;

(i)            failure of any Loan Party to perform, as and when required, any of the covenants or other obligations applying to it set forth in this Agreement, including without limitation, any provision of Section 6 below; or

(j)            any Loan Party shall take any action to challenge (including without limitation, to assert in writing any challenge to) the validity or enforceability of this Agreement or any other Prepetition Loan Document or any provision hereof or thereof.

ARTICLE V

Absence of Waiver

Section 5.1.  No Waiver, Forbearance or Other Obligation Assumed.  The parties hereto agree that the agreements set forth in Articles I and II hereof shall not be deemed to:

(a)           be a consent to, or waiver of, or an agreement to waive any rights or remedies against the Canadian Borrower in respect of, any Default or Event of Default or any “event of default” (however styled) under any Prepetition Loan Document or any other instrument governing indebtedness of any Loan Party;

(b)           except as specifically contemplated by Section 2.1 or Section 2.2 with respect to Specified Events of Default, be a consent to, or waiver of, or an agreement to forbear from exercising foreclosure or the remedies against the Canadian Borrower in respect of, any Default or Event of Default or any “event of default” (however styled) under any Prepetition Loan Document or any other instrument governing indebtedness of any Loan Party;

(c)           modify or limit any other term or condition of the Senior Prepetition Credit Agreement or any other Prepetition Loan Document or any related documents;

(d)           impose upon any Specified Senior Lender or any Lender or any affiliate thereof, any obligation, express or implied, to consent to any waiver, amendment or modification of the Senior Prepetition Credit Agreement or other Prepetition Loan Document or any related documents, including, without limitation, any further extension of any Commitment or any commitment under any related documents;

(e)           impose upon any Specified Senior Lender any obligation, express or implied, to continue to forbear from exercising its rights and remedies in accordance with Article II with respect to any Specified Event of Default after the Forbearance Termination Date with respect to such Specified Senior Lender; or

(f)            except as otherwise expressly provided in Articles I and II, prejudice any right or remedy that any Specified Senior Lender or Lender or any affiliate thereof, may now have or may in the future have under the Senior Prepetition Credit Agreement or under or in connection with the other Prepetition Loan Documents or any instrument or agreement referred to therein or any related documents including, without limitation, any right or remedy resulting from any Default or Event of Default or any “event of default” (however styled).

Section 5.2.  Limitation on Forbearance Extension.  None of the Lenders or the Administrative Agent shall have any obligation to extend the Forbearance Period, or enter into any other waiver, forbearance or amendment, and the Lenders’ and the Administrative Agent’s agreement to permit any such extension, or enter into any other waiver, forbearance or amendment shall be subject to the sole discretion of the Majority Lenders (or, if required by Senior Prepetition Credit Agreement, the Majority Facility Lenders, or each “affected” Lender or, in every other case, each Lender required thereby).  Any agreement by any Lender or the Administrative Agent to extend the Forbearance Period, if any, or enter into any other waiver, forbearance or amendment, must be set forth in writing and signed by a duly authorized signatory of the Administrative Agent and the Majority Lenders (or, if required by the Senior Prepetition Credit Agreement, the Majority Facility Lenders, or each “affected” Lender or, in every other case, each Lender required thereby).  Each Loan Party acknowledges that the Lenders and the Administrative Agent have not made any assurances concerning any possibility of an extension of the Forbearance Period or the entering into of any waiver, forbearance or amendment.

Section 5.3.  Limitation on Extensions of Credit.  Each Loan Party acknowledges and agrees that no additional Advances or other financial accommodation under the Senior Prepetition Credit Agreement shall be made by the Lenders (including the Issuing Banks) to any Loan Party nor shall any Issuing Bank be obligated in respect of any renewal, extension or amendment of Letters of Credit; provided that the aggregate face amount of the Letters of Credit shall not increase after giving effect to such renewal, extension or amendment to the extent any Issuing Bank agrees to any such renewal, extension or amendment. In addition, prior to the Forbearance Termination Date, no Borrower shall request, or seek to enforce, the funding of any Advances by any Defaulting Lender or any successor or assignee thereof.

Section 5.4.  Survival.  The provisions of this Article V shall survive the Forbearance Termination Date with respect to each Specified Senior Lender until the termination of the Prepetition Loan Documents and the payment in full of all obligations of the Loan Parties under or in respect of the Senior Prepetition Credit Agreement and the other Prepetition Loan Documents and all other amounts owing thereunder.

Section 5.5.  Enforcement Actions after the Forbearance Termination Date.  Each Loan Party acknowledges and agrees that, on the Forbearance Termination Date, if any Specified Event of Default has occurred and is continuing at such time, the Administrative Agent and the Lenders shall be entitled to immediately take Enforcement Actions under the Senior Prepetition Credit Agreement, the other Prepetition Loan Documents, applicable law and in equity, all without further notice or demand, in respect of the Specified Events of Default, or any other Event of Default, then existing.

ARTICLE VI

Agreements

To induce the Specified Senior Lenders to enter into this Agreement, the Borrowers, the other Loan Parties and the Lenders agree as follows:

Section 6.1.  Financial Advisor.  The Administrative Agent or the Steering Committee shall, on behalf of the Lenders, have the right to continue to retain or to cause its counsel to continue to retain for its benefit a restructuring or financial advisor to assist with the coordination and consummation of a potential amendment to or restructuring of the Senior Prepetition Credit Agreement, and the U.S. Borrower shall be liable for all costs and expenses incurred by the Administrative Agent or the Steering Committee, as applicable, with respect to such restructuring or financial advisor.  In connection with such retention, the U.S. Borrower shall maintain in full force and effect the previously executed engagement-related agreement with such restructuring or financial advisor, which includes an agreement by the U.S. Borrower to be directly responsible for the fees of such restructuring or other financial advisor, to pay such fees promptly upon being invoiced therefor and to use its commercially reasonable efforts to cooperate, and to cause its own advisors and its Subsidiaries to cooperate with such restructuring or other financial advisor in the performance of its duties as an advisor in accordance with such engagement-related agreement.

Section 6.2.  Minimum Liquidity.  The Canadian Borrower shall not at any time permit (a) cash and Cash Equivalents held in a Perfected Account to be less than $1,500,000 or (b) average cash and Cash Equivalents held in a Perfected Account for five consecutive Business Days to be less than $2,000,000.

Section 6.3.  Financial Reporting Information.

The U.S. Borrower shall deliver to the Administrative Agent, the Steering Committee and the Canadian Lenders copies of all information required to be delivered under Section 5.03 (Financial Reporting Requirements) of the DIP Credit Agreement; provided that, at any time prior to the Forbearance Termination Date when the DIP Credit Agreement is not in effect, the U.S. Borrower shall continue to deliver to the Administrative Agent and the Steering Committee, on Thursday (or the immediately succeeding Business Day if Thursday is not a Business Day) of each week, (a) a 13-week cash flow forecast in the form of such forecast delivered to the Steering Committee under the terms of the Third Temporary Waiver Agreement or another form reasonably satisfactory to the Steering Committee (the “13-Week Cash Flow Forecast”), (b) a reconciliation of the cash balances of the U.S. Borrower and its Subsidiaries between the amount shown on the U.S. Borrower’s general ledger for the prior week and the amount maintained on deposit for such week by the U.S. Borrower and its Subsidiaries with banks, (c) a variance report (i) showing on a line item basis the percentage and dollar variance of actual cash disbursements and revenues and cash receipts for the prior week from the amounts set forth for such week in the most recent 13-Week Cash Flow Forecast and (ii) containing explanations of material variances from such 13-Week Cash Flow Forecast, (d) a certificate, in a form satisfactory to the Steering Committee, of a Responsible Officer of the U.S. Borrower as to the calculation of Liquidity for the prior week and attaching forth such calculations and (e) the weekly flash information provided to the U.S. Borrower’s Board of Directors for such week.  Each delivery of the 13-Week Cash Flow Forecast shall be deemed to be a representation by the U.S. Borrower that such 13-Week Cash Flow Forecast has been prepared based upon good faith estimates and assumptions that the U.S. Borrower believes were reasonable at the time made (it being understood and agreed that such 13-Week Cash Flow Forecast is not to be viewed as fact and that actual results during the period or periods covered thereby may differ from such projected results).

Section 6.4.  Weekly Updates

If requested by the Administrative Agent or the Steering Committee, any or all of the Specified Senior Lenders shall have the right to receive an update (via meeting or conference call with the U.S. Borrower’s senior management and/or its advisors) on the weekly information provided to the Board of Directors, the ongoing financial performance, operations and liquidity of the U.S. Borrower and its Subsidiaries and the progress toward a proposal for an amendment to or restructuring of the Obligations under the Senior Prepetition Credit Agreement and the Senior Subordinated Notes, provided that this right shall be exercised by the Specified Senior Lenders simultaneously with, and on the same dates, times and other terms in which the Administrative Agent shall exercise such right pursuant to the last sentence of Section 5.01(f) of the DIP Credit Agreement.

Section 6.5.  FAS 159.  Notwithstanding any other provision contained herein or in any other Prepetition Loan Document, all terms of an accounting or financial nature used herein or in any other Prepetition Loan Document shall be construed, and all computations of amounts and ratios referred to herein or in any other Prepetition Loan Document shall be made at all times hereafter, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of  any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein.

Section 6.6.  Conversion of Advances.  Notwithstanding anything to the contrary in the Prepetition Loan Documents, from and after the Effective Date, (a) if, on any date, the per annum interest rate applicable to Base Rate Advances is lower than the per annum interest rate applicable to Eurodollar Rate Advances requested on such date and having an Interest Period of one month, such Base Rate Advances shall, on the third Business Day following such date, be converted into Eurodollar Rate Advances having an Interest Period of one month, and (b) subject to clause (a) above, on the last day of the then existing Interest Period therefor each Eurodollar Rate Advance will, at the option of the Canadian Borrower either continue as a Eurodollar Rate Advance having an Interest Period of one month or Convert to a Base Rate Advance, and (c) the obligation of the Lenders to Convert or continue Advances into Eurodollar Rate Advances having an Interest Period of longer than one month shall be suspended.

Section 6.7.  Notice of Payment of Interest on Senior Subordinated Notes.

The U.S. Borrower shall provide the Administrative Agent with at least five (5) Business Days prior written notice (a “Senior Subordinated Notes Payment Notice”) of its intention to make the Senior Subordinated Notes Interest Payment.

Section 6.8.  Senior Subordinated Notes Forbearance; Most Favored Nation Protection.

(A)          No property has been paid or will be payable to the holders of the Senior Subordinated Notes in connection with any amendments, waivers or forbearances (or any extension thereof) currently or hereinafter in existence.

(B)           If the terms of any amendment, waiver or forbearance imposes any more onerous restriction or covenant on  the U.S. Borrower or any of its Subsidiaries under or in respect of the Senior Subordinated Notes (each an “Additional Restriction”) then:

(i)            the U.S. Borrower shall, and will cause each of the other Loan Parties to, enter into such documentation as the Administrative Agent may require in order to modify the terms of this Agreement and each other Prepetition Loan Document in order to give effect to an obligation on the part of the U.S. Borrower or such other Loan Party to comply with the terms of any such Additional Restriction; and

(ii)           from and with effect from the date of imposition of such Additional Restriction, automatically and without the need for any further action by or on the part of the Administrative Agent, any Lender or any Loan Party and notwithstanding the occurrence of any Event of Default under Section 7.01 of the Senior Prepetition Credit Agreement with respect to any Loan Party, the U.S. Borrower or the applicable Loan Party shall be obliged to comply with the terms of such Additional Restriction as if it had been duly incorporated as an obligation in the Prepetition Loan Documents.

Section 6.9.  Amendment to Credit Agreement.  The Senior Prepetition Credit Agreement is hereby amended by deleting the term “Base Rate” set forth in Section 1.01 thereof, and inserting the following definition in its place:

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate for a Eurodollar Rate Advance denominated in U.S. dollars with a one-month interest period commencing on such day plus 1.0%. For purposes of clause (c) of this definition, the Eurodollar Rate shall be determined using the Eurodollar Rate as otherwise determined by the Administrative Agent in accordance with the definition of Eurodollar Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than on the second Business Day prior to the first day of an Interest Period) or (y) if a given day is not a Business Day, the Eurodollar Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day; provided that the determination of the Eurodollar Rate shall disregard (A) the rounding requirement set forth in the definition of Eurodollar Rate and (B) the last sentence of such definition.

ARTICLE VII

Miscellaneous

Section 7.1.  Representations and Warranties.  In order to induce the Lenders to enter into this Agreement, the Borrowers and the other Loan Parties hereby represent and warrant to the Lenders that:

(a)           This Agreement has been duly authorized by all necessary action of such entity, duly executed and delivered by such entity and constitutes a legal, valid and binding obligation of the Borrowers and each Loan Party, as applicable, enforceable against each such entity respectively in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and

(b)           All of the representations and warranties of each Loan Party contained in the Senior Prepetition Credit Agreement or the other Prepetition Loan Documents are true and correct in all material respects on the Effective Date (except with respect to or as may be affected by the Specified Event of Defaults, with the same effect as though such representations and warranties had been made on and as of the Effective Date (it being understood that any representation or warranty made as of a specific date shall be true and correct in all material respects as of such specific date)).

Section 7.2.  Consent of Loan Parties. Each of the Loan Parties hereby consents to this Agreement.  Each of the parties hereto agrees that this Agreement shall constitute a Prepetition Loan Document. Furthermore, the Canadian Borrower, by its execution hereof, acknowledges that its Affiliates have entered into, and consents to the terms of, the DIP Loan Documents and the facility provided thereunder.

Section 7.3.  Release.  In further consideration of the execution by the Administrative Agent and by each of the Lenders that are (or become party to) this Agreement (the “Lender Parties”), of this Agreement, each Borrower for itself and on behalf of its successors, assigns, Subsidiaries and Affiliates (the “Releasing Parties”), hereby forever releases the Administrative Agent and the Lender Parties (other than any Defaulting Lender) and their successors, assigns, parents, Subsidiaries, Affiliates, officers, employees, directors, agents and attorneys (collectively, the “Released Parties”) from any and all debts, claims, demands, liabilities, responsibilities, disputes, causes, damages, actions and causes of action (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, that any Releasing Party may have against the Released Parties that arise from or relate to any actions which the Released Parties may have taken or omitted to take prior to the date hereof, in each case with respect to, arising out of, or related to the Obligations (including the Outstanding Indebtedness), any Collateral, the Senior Prepetition Credit Agreement, any other Prepetition Loan Document and any third parties liable in whole or in part for the Obligations (including the Outstanding Indebtedness) (the “Released Matters”). Each Releasing Party acknowledges that the agreements in this Section 7.3 are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters and constitute a complete waiver of any right of setoff or recoupment, counterclaim or defense of any nature whatsoever which arose prior to the Effective Date to payment or performance of the Obligations (including the Outstanding Indebtedness).  Each Releasing Party represents and warrants that it has no knowledge of any claim by it against the Released Parties or of any facts, or acts or omissions of the Released Parties which on the date hereof would be the basis of a claim by the Releasing Parties against the Released Parties which is not released hereby.  Each Releasing Party represents and warrants that it has not purported to transfer, assign, pledge or otherwise convey any of its right, title or interest in any Released Matter to any other person or entity and that the foregoing constitutes a full and complete release of all Released Matters.  The Releasing Parties have granted this release freely, and voluntarily and without duress.

Section 7.4.  Section Headings.  Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

Section 7.5.  Counterparts.  This Agreement may be executed by one or more of the parties hereto by portable document format or facsimile or in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Section 7.6.  Governing Law.  This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 7.7.  Jurisdiction.  Each party hereby irrevocably consents to the non-exclusive personal jurisdiction of the courts of the state of New York located in the County of New York and of the United States District Court for the Southern District of New York located in the borough of Manhattan in any action to enforce, interpret or construe any provision of this Agreement.

Section 7.8.  Waiver of Jury Trial.  The Loan Parties hereby waive their right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement, any rights or obligations hereunder, or the performance of such rights and obligations.  Except as prohibited by law, the Loan Parties hereby waive any right they may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.  The Loan Parties (a) certify that no representative, agent or attorney of any Specified Senior Lender has represented, expressly or otherwise, that such Specified Senior Lender would not, in the event of litigation, seek to enforce this Agreement or any related document and (b) acknowledges that each Specified Senior Lender has been induced to enter into this Agreement by, among other things, the acknowledgments, release and representations of the Loan Parties contained herein.

Section 7.9.  No Limitation on Obligations and Rights under Applicable Law.  All obligations of each Loan Party and all rights of the Specified Senior Lenders that are expressed herein shall be in addition to and not in limitation of those provided by applicable law.

Section 7.10.  Integration.  This Agreement, the Senior Prepetition Credit Agreement, and the other Prepetition Loan Documents represent the agreement of the Loan Parties party thereto and the Specified Senior Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Specified Senior Lender relative to subject matter hereof not expressly set forth or referred to herein or therein.

Section 7.11.  Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law; but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 7.12.  Survival.  The provisions of this Article VII (except for the second sentence of Section 7.13) shall survive the Forbearance Termination Date with respect to each Specified Senior Lender until the termination of the Prepetition Loan Documents and the payment in full of all obligations of the Loan Parties under or in respect of the Senior Prepetition Credit Agreement and the other Prepetition Loan Documents and all other amounts owing thereunder.

Section 7.13.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.  Each of the undersigned Specified Senior Lenders hereby agrees that it shall cause any Assignee (as defined in the Senior Prepetition Credit Agreement) to which an assignment is made prior to the Forbearance Termination Date with respect to any such Specified Senior Lender to complete, sign and deliver to the U.S. Borrower and the Canadian Borrower a joinder agreement substantially in the form set forth in Annex I hereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

ACCURIDE CORPORATION

By:	/s/ Stephen A. Martin
Name: Stephen A. Martin
Title: Vice President — General Counsel

ACCURIDE CANADA INC.

By:	/s/ Stephen A. Martin
Name: Stephen A. Martin
Title: Assistant Secretary

Signature Page to Fourth Amendment and Canadian Forbearance Agreement

ACCURIDE CUYAHOGA FALLS, INC.
ACCURIDE DISTRIBUTING, LLC
ACCURIDE EMI, LLC
AOT INC.
ERIE LAND HOLDING, INC.
BOSTROM HOLDINGS, INC.
BOSTROM SEATING, INC.
BOSTROM SPECIALTY SEATING, INC.
BRILLION IRON WORKS, INC.
FABCO AUTOMOTIVE CORPORATION
GUNITE CORPORATION
IMPERIAL GROUP HOLDING CORP. - 1
IMPERIAL GROUP HOLDING CORP. - 2
JAII MANAGEMENT COMPANY
TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.
TRUCK COMPONENTS INC.,
each as a Loan Party

By:	/s/ Stephen A. Martin
Name: Stephen A. Martin
Title: Authorized Officer

ACCURIDE ERIE L.P.,
as a Loan Party

By:	AKW GENERAL PARTNER L.L.C.,
as General Partner

By:	ACCURIDE CORPORATION,
as Sole Member

	By:	/s/ Stephen A. Martin
Name: Stephen A. Martin
Title: Vice President — General Counsel

Signature Page to Fourth Amendment and Canadian Forbearance Agreement

ACCURIDE HENDERSON LIMITED LIABILITY COMPANY
AKW GENERAL PARTNER L.L.C.,
each as a Loan Party

By:	ACCURIDE CORPORATION,
as Sole Member

	By:	/s/ Stephen A. Martin
Name: Stephen A. Martin
Title: Vice President — General Counsel

IMPERIAL GROUP, L.P.,
as a Loan Party

By:	IMPERIAL GROUP HOLDING
CORP. - 1, its General Partner

By:		/s/ Stephen A. Martin
Name: Stephen A. Martin
Title: Secretary

Signature Page to Fourth Amendment and Canadian Forbearance Agreement

SIGNATURE PAGE TO THE FOURTH AMENDMENT AND CANADIAN FORBEARANCE AGREEMENT

NAME OF INSTITUTION:

,
as a Specified Senior Lender

By:
Name:
Title:

Dated as of the date first written above

Holdings:
Type of Loan:
Principal Amount:

Signature Page to Fourth Amendment and Canadian Forbearance Agreement

SCHEDULE I

TO

FOURTH AMENDMENT AND CANADIAN FORBEARANCE AGREEMENT

SPECIFIED SENIOR LENDERS

ANNEX I

FORM OF JOINDER TO FOURTH AMENDMENT AND CANADIAN FORBEARANCE AGREEMENT

The undersigned, [                                                      ], (the “New Specified Lender”):

1.             agrees to all of the provisions of the Fourth Amendment and Canadian Forbearance Agreement (as renewed, extended, amended, or restated from time to time, the “Canadian Forbearance Agreement”) dated as of October 8, 2009, among ACCURIDE CORPORATION, a Delaware corporation (the “U.S. Borrower”), ACCURIDE CANADA INC., a corporation organized and existing under the law of the Province of Ontario (the “Canadian Borrower”, and, together with the U.S. Borrower, the “Borrowers”), the Subsidiary Guarantors (defined therein, and together with the Borrowers, the “Loan Parties”) and the Specified Senior Lenders (defined therein) relating to the Senior Prepetition Credit Agreement (as defined therein);

2.             effective on the date hereof, becomes a party to the Canadian Forbearance Agreement, as an additional Specified Senior Lender, with the same effect as if the undersigned were an original signatory to the Canadian Forbearance Agreement;

Terms defined in the Canadian Forbearance Agreement shall have such defined meanings when used herein.

Date: [                    ]

By its acceptance hereof, the undersigned New Specified Senior Lender hereby ratifies and confirms its obligations under the Canadian Forbearance Agreement, as supplemented hereby.

[ ],
as New Specified Senior Lender

By:
Name:
Title:

Holdings:
Type of Loan:
Principal Amount:

ACKNOWLEDGED AND AGREED:

ACCURIDE CORPORATION,
on behalf of the Loan Parties

By:
Name:
Title:

Joinder to Fourth Amendment and Canadian Forbearance Agreement

2